FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-172366-09

----- Original Message -----
From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)
At: Sep 17 2013 09:44:18

WFRBS COMMERCIAL MORTGAGE TRUST 2013-C16 - PUBLIC NEW ISSUE $930.827MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JT BOOKRUNNERS: WELLS FARGO SECURITIES AND RBS
CO-MANAGER: DEUTSCHE BANK SECURITIES

OFFERED CERTIFICATES - PUBLIC
CLASS	F/KBRA/MDY	$SIZE(MM)	~Proceeds	Guidance
X-A	AAA(sf)/AAA(sf)/Aaa(sf)	832.776	~53mm	T+175A

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$1,045,873,084
NUMBER OF LOANS:	86
NUMBER OF PROPERTIES:	144
WA CUT-OFF LTV:	62.7%
WA BALLOON LTV:	55.0%
WA U/W DSCR:	1.93x
WA U/W NOI DEBT YIELD:	12.4%
WA MORTGAGE RATE:	5.024%
TOP TEN LOANS %:	45.4%
WA TERM TO MATURITY (MOS):	109
WA AMORTIZATION TERM (MOS):	344
WA SEASONING (MOS):	1

LOAN SELLERS:	WFB (35.5%), RBS (28.7%), LIG I (16.9%),
C-III (11.1%), Basis (4.9%), NCB (2.8%)

TOP 5 PROPERTY TYPES:	RETAIL (32.3%), HOSPITALITY (18.6%),
OFFICE (13.4%), INDUSTRIAL (13.3%),
MULTIFAMILY (10.5%)

TOP 5 STATES:	CA(17.5%), GA(12.0%), NC(7.8%), TX(7.6%), OH(7.4%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND NCB, FSB
SPECIAL SERVICER:	RIALTO CAPITAL ADVISORS, LLC AND NCB, FSB
SUBORDINATE CLASS REP:	RIALTO REAL ESTATE FUND, LP

ANTICIPATED PRICING:	TODAY
ANTICIPATED SETTLEMENT:	SEPTEMBER 30, 2013

GLOBAL INVESTOR CALL REPLAY INFORMATION:
Dial In #:(855) 859-2056 or (404) 537-3406 Conference ID # 57589600

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-172366) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.